Exhibit 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
January 5, 2006

Contact:
Sam Reinkensmeyer	Marian Briggs/Shawn Brumbaugh
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	mbriggs@psbpr.com
Nasdaq Symbol: CNXS	sbrumbaugh@psbpr.com

CNS Announces Purchase of FiberChoice® Patents

        MINNEAPOLIS, January 5, 2006 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced the purchase of a portfolio of domestic and international patents and patents pending related to the FiberChoice® brand for approximately $8 million from Onesta Nutrition, Inc. As part of this transaction, CNS and Onesta Nutrition have cancelled their existing license agreement related to these patents. The transaction, which was completed January 4, 2006, was funded by CNS’ existing cash balances, and is expected to be earnings neutral in the next fiscal year, ending March 31, 2007.

        The patents and patent applications cover CNS’ existing product line of FiberChoice fiber supplements and will begin to expire in December 2016. “The purchase of the FiberChoice® patents demonstrates our commitment to further develop and grow this important brand within our portfolio,” said Marti Morfitt, CNS’ president and CEO.

        Net sales of FiberChoice branded products through the first half of fiscal 2006 grew to $9.7 million, an increase of 86 percent compared to the prior-year period. FiberChoice is currently available in original Orange and Assorted Fruit Flavored chewable tablets, and Fiber Drops. In addition, CNS has announced it will begin shipping two new FiberChoice branded products to retailers in February 2006: FiberChoice plus Calcium™ chewable tablets; and FiberChoice Weight Management™ chewable tablets.

(more)

CNS to Purchase FiberChoice Patents

About CNS, Inc.

CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

#  #  #